Exhibit 10.14

THESEUS PHARMACEUTICALS, INC.

July 1, 2021

Iain Dukes, D.Phil.

Dear Iain:

Theseus Pharmaceuticals, Inc. (the “Company”) is pleased to confirm the updated terms of your position with the Company on the terms set forth below, which terms are deemed to be effective as of April 23, 2021.

1. Position. Your title will be Executive Chairman of the Company, reporting to the Company’s Board of Directors (the “Board”). While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. For the avoidance of doubt, you will also continue to serve as a member of the Board.

2. Cash Compensation. The Company will pay you a salary at the rate of $250,000 per year, payable in accordance with the Company’s normal payroll procedures, effective as of April 23, 2021. Your target bonus will be equal to 40% of your base salary, which bonus amount is subject to achievement of any applicable bonus objectives and/or conditions determined by the Board or the Compensation Committee of the Board and your continued employment, and is payable to you during the year following the end of the applicable calendar year at the same time as bonuses for other Company executives but in any event prior to March 15 of such following year. This salary and bonus will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time and appropriate pro rata adjustments for any year or years of partial service. For purposes of clarity, there are no severance benefits provided at this time.

3. Employee Benefits. We understand that you receive health benefits from a separate source and will not need to participate in any Company-sponsored benefits. If this status changes, you may request participation in Company-sponsored benefits by providing notice to the Company. You will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Equity. Your existing restricted stock and stock option grants will continue to vest pursuant to the terms of the applicable agreements.

Iain Dukes, D.Phil.

July 1, 2021

5. Proprietary Information and Inventions. You agree that, as a condition of your employment with the Company, you shall continue to be subject to the Proprietary Information and Inventions terms set forth on Exhibit A hereto for the duration of your employment with the Company.

6. Employment Relationship. Employment with the Company is for no specific period of time. Our current expectation is that the role of Executive Chairman will be for the period of time prior to the Company’s initial public offering. That being said, your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law.

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

If you have any questions, please call me.

Iain Dukes, D.Phil.

July 1, 2021

Very truly yours,

Theseus Pharmaceuticals, INC.

/s/ Tim Clackson
Tim Clackson, President and CEO

I have read and accept this employment offer:

/s/ Iain Dukes
Signature of Employee

Dated: July 6, 2021

Iain Dukes, D.Phil.

July 1, 2021

Exhibit A